                                                          As of January 23, 2001
             Mr. Wyman Roberts
             Universal Studios, Inc.
             1000 Universal Studios Plaza
             Orlando, FL 32819

             Dear Mr. Roberts:

                      Universal Studios, Inc. ("Universal" or the "Company")
             agrees to employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the "Agreement").

                      1. Term. The term of this Agreement will commence on
             January 23, 2001 and continue until January 22, 2004, unless earlier terminated pursuant to the provisions of Paragraph 4 or unless extended pursuant to subparagraph (a) below (the "Term").

                      (a) Option. Universal will have the following irrevocable
             option, exercisable at its sole discretion, to extend the Term, commencing upon the expiration of the preceding Term, upon all the same terms and conditions as during such preceding Term. Such option is exercisable by written notice given not later than sixty
             (60) days prior to the expiration of the Term preceding that for which such option is exercised:

                      (i) a period of two (2) years commencing on January 23,
             2004 and continuing until January 22, 2006.

    WR                You agree and acknowledge that Universal has no obligation
-----------  to extend the Term or to continue your employment after expiration
Initials of  of the Term, and you expressly acknowledge that no promises or
 employee    understandings to the contrary have been made or reached. You also agree and acknowledge that, should Universal choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof), your employment with
             Universal will be "at will;" in other words, during any time following the expiration of the Term, Universal may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice.

                      2. Duties. You agree to be employed and perform your
             exclusive services for the Company or one of its affiliates upon the terms and conditions of this Agreement. You will commence your services hereunder as Executive Vice President, Marketing for
             Universal Studios Recreation Group and you will perform the services requested from time to time by the Board of Directors of
             Universal (the "Board") or its duly authorized officers.

                                                                          Page 1

         3. Compensation and Related Matters.

         (a) Base Salary. For all services rendered under this Agreement, commencing January 23, 2001, Universal will pay you base salary at an annual rate of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), payable in accordance with Universal's applicable payroll practices ("Base Salary"). Any higher Base Salary paid to you subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the
Board or its duly authorized officers.

         Universal is not obligated to actually utilize your services, and payment as described in Paragraphs 4(a) and 4(c) will discharge the Company's obligation under this Agreement.

         (b) Stay Bonus. Universal will pay you a stay bonus in the amount of
Three Hundred Twenty Five Thousand and 00/100 Dollars ($325,000.00), payable as follows: (i) One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00)
as soon as practical after full execution of this Agreement; (ii) One Hundred
Thousand and 00/100 Dollars ($100,000.00) on or about February 1, 2002; and
(iii) One Hundred Thousand and 00/100 Dollars ($100,000.00) payable on or about
February 1, 2003, subject to your continued active employment.

         (c) Bonus Compensation. You will be eligible to participate at a level appropriate to your position in Universal's Annual Incentive Plan or any plan adopted in replacement thereof as determined by the Board of Directors of
Universal and in accordance with the plan's terms and conditions. Your guaranteed bonus for fiscal year 2001 will be One Hundred Thousand and 00/100
Dollars ($100,000.00).

         (d) Long Term Incentive Plan. You will be eligible to participate at a level appropriate to your position in the Company Stock Incentive Plan or any plan adopted in replacement thereof as determined by the Board of Directors of the Company and in accordance with the plan's terms and conditions. As soon as possible after commencement of this Agreement, the Company will recommend for approval to the Company Human Resources Committee and a grant of an option (the
"Initial Grant") to purchase 7,500 common shares, without nominal or par value, of Vivendi-Universal ("Common Shares"). The Initial Grant will become exercisable and be granted pursuant to the Company Stock Incentive Plan (the
"Option Plan") and will in all respects be subject to the terms and conditions of the Option Plan.

         (e) Benefits. You will be entitled to participate in the benefit plans generally available to employees of Universal so long as the Company provides such plans and programs and subject to their terms and conditions, except that you will not participate in any severance plan of Universal. Instead, subject to the requirements of this Paragraph, upon an involuntary termination of employment, as described in Paragraph 4(c), you will receive the greater of (i)
the amounts payable pursuant to Paragraph 4(c) or (ii) the basic amounts payable pursuant to the Company's severance plan or policy. If the amount described in clause (ii) above is greater than the amount described in clause (i) above, in addition to the amounts payable under Paragraph 4(c), you will receive, in exchange for a release acceptable to the Company, a lump sum payment

                                                                          Page 2

calculated by the Company in its sole discretion equal to the difference between the amounts described in clauses (i) and (ii) of the previous sentence. You will receive this lump sum payment as soon as practical after the release has been fully executed by you and the Company. In addition, you will be entitled to participate in the Universal Flexible Perquisite Allowance and the Executive
Auto Allowance Program on the same terms and conditions and only so long as
Universal provides such plans and programs and in accordance with the plan's terms and conditions. You will be entitled to four (4) weeks of vacation, with pay, during each calendar year, at such time as you and Universal may mutually agree upon, in accordance with current Company vacation policy.

         (f) Expense Reimbursements/Deductions. During your employment,
Universal will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for similarly situated employees
(which will include appropriate itemization and substantiation of expenses incurred). The Company is entitled to deduct from monies payable and reimbursable to you by the Company, all sums that you owe the Company or any of its affiliates at any time.

         (g) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulation.

         4. Compensation Upon Certain Termination Events.

         (a) Compensation Payable. Should your employment with Universal terminate, you will be entitled to the amounts and benefits shown on the following table, subject to Paragraphs 4(b) through 4(e). In the event of such termination, and except for payments noted in this Paragraph 4, Universal will have no further obligations to you under this Agreement.

                                                                          Page 3

----------------------------------------------------------------------------------------------------
Termination             Involuntary
For Cause               Termination          Disability                 Death
----------------------------------------------------------------------------------------------------

Payment of (1) any      Same as for          Your Base Salary will      Payment of (1) any accrued
accrued but unpaid      termination for      continue until the         but unpaid Base Salary due
Base Salary due you     Cause except that    earliest of (1) the        you through your date of
through termination,    your Base Salary     180th day following the    death, and (2) other
and (2) other unpaid    and benefits         start of your disability   unpaid amounts then due
amounts then due you    (other than          absence, or (2) your       you under Company  benefit
under Company benefit   benefits provided    death and will be          plans or programs, except
plans or programs.      under (1) any plan   reduced by other           that those payments will
                        qualified under      Company-provided           be made to your estate or
                        Section 401(a) of    disability benefits        legal representative, and
                        the Internal         available to you.          your death benefits
                        Revenue Code, (2)    Payment of (1) any         payable due to your death
                        any nonqualified     accrued but unpaid Base    under Company employee
                        pension plan and     Salary due you through     benefit plans or programs
                        (3) any stock or     termination, and (2)       will also be paid.
                        incentive based      other unpaid amounts
                        plan) will also      then due you under
                        continue through     Company benefit plans or
                        the expiration of    programs.
                        the Term, provided
                        you meet the
                        requirements in
                        Paragraph 5 and
                        subject to the
                        terms and
                        conditions of
                        each benefit plan.
----------------------------------------------------------------------------------------------------

         (b) Termination for Cause. The Company may terminate your employment for cause at any time without advance notice. "Cause" will include, but not be limited to:

                 (i) your material failure to perform your duties or your
material breach of the terms of this Agreement;

                 (ii) your material failure to comply with Company policies, including, without limitation those set forth in the Policies and Procedures for
Worldwide Business Conduct of The Seagram Company Ltd. and Affiliates and the
Universal Discrimination and Sexual Harassment Policy, copies of which are attached as Schedule 1 to this Agreement or any policies and procedures adopted hereafter; or

                                                                          Page 4

                 (iii) your conviction of a felony or crime of moral turpitude.

         (c) Involuntary Termination. Universal may terminate your employment other than for Cause or on account of Disability, as defined in Paragraph 4(d), in which case you will receive continuation of Base Salary and benefits as specified in Paragraph 4(a); provided the Company will retain a right of offset against the amounts payable to you under this Paragraph and will be entitled to reduce the amount of any compensation and benefits payable to you under this
Agreement by the amount of compensation and benefits of any kind earned or received by you from any third party from the date of termination through the end of the payment term pursuant to this Paragraph. You agree that you will have no rights or remedies in the event of your termination without Cause other than those set forth in this Agreement.

         (d) Termination for Disability. The Company may terminate your employment on account of a Disability and the payments required by Paragraph
4(a) will be made. You will be deemed to have a "Disability" if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period.

         (e) Death. If you die while employed under this Agreement, the payments required by Paragraph 4(a) will be made.

         5. Covenants.

         (a) Acknowledgment. You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company would be severely damaged if you misused or disclosed this information. To prevent this harm, you are making the promises set forth in this Paragraph. You acknowledge that the provisions of this Paragraph are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company. In the event of a violation of the provisions of this Paragraph, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

         (b) Promise Not to Disclose. You will hold in a fiduciary capacity, for the benefit of the Company, all confidential or proprietary information, knowledge and data of the Company which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the
Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than (i) as required by the Company or (ii) as required by law or as ordered by a court or (iii) with respect to matters that are generally known to the public. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a

                                                                          Page 5

business relationship or to whom the Company or its affiliates owe a duty of confidentiality. The information covered by this protection includes, but is not limited to, matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company ("Company Information"). Company
Information will be considered and kept as the private, proprietary and confidential information of the Company except within the Company as required to perform services, and may not be divulged (A) without the express written authorization of the Company or (B) unless required by law or ordered by a court or (C) unless the Company Information is generally known to the public. You further agree that you will neither publicly disclose the terms of this
Agreement nor publicly discuss the Company in a manner that tends to portray the
Company in an unfavorable light.

         (c) Promise Not to Engage In Certain Activities. You will not at any time during your employment by the Company or the period of payment pursuant to
Paragraph 4 be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of the Company and its affiliates or (ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

         (d) Promise to Return Property. All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business in whatever form (including electronic) will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request.

         (e) Promise Not to Solicit. You will not during (i) the period of your employment by the Company, (ii) the period of payment pursuant to Paragraph 4 or
(iii) the period ending one (1) year after the later of the periods described in the previous clauses (i) or (ii) induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the
Company or any of its affiliates or to work for, contract with or represent any of the Company's (or its affiliates') competitors.

         (f) Universal Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Universal and/or any of Universal's affiliates and any works in progress, will be works-made-for hire and Universal will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing,

                                                                          Page 6

contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Universal determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to Universal under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to Universal, and Universal will have the right to use the same in perpetuity throughout the universe in any manner Universal determines without any further payment to you whatsoever. You will, from time to time, as may be requested by Universal, do any and all things which Universal may deem useful or desirable to establish or document Universal's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights.
This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by Universal of any rights of ownership to which Universal may be entitled by operation of law by virtue of Universal being your employer.

         (g) Prior Restrictions. You represent that you are free to enter into this Agreement and are not restricted in any manner from performing under this
Agreement by any prior agreement, commitment, or understanding with any third party. If you have acquired confidential or proprietary information in the course of your prior employment or as a consultant, you will fully comply with any duties not to disclose such information then applicable to you during the
Term.

         6. Services Unique. You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages. In the event of a breach of this
Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.
This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies will be unrestricted.

         7. Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                                                          Page 7

                  If to Employee:

                  At the address indicated on the first page hereof.

                  If to Universal:

                  Universal Studios, Inc.
                  1000 Universal Studios Plaza
                  Orlando, Florida 32819
                  Attention: Executive Vice President, Human Resources

or to such other address as either party will have furnished to the other in writing. Notice and communications will be effective when actually received by the addressee.

         8. Assignment/Affiliated Corporations. Universal will have the right to assign this Agreement to any affiliate or successor of Universal. You acknowledge and agree that all of your covenants and obligations to Universal, as well as the rights of Universal hereunder, will run in favor of and will be enforceable by Universal, its affiliates and their successors.

         9. Arbitration of Disputes.

         (a) Arbitrable Disputes. You and the Company agree to use final and binding arbitration to resolve any dispute each party may have with the other or any affiliate relating to this Agreement or your employment with and/or termination from Universal (an "Arbitrable Dispute"). An Arbitrable Dispute
includes any dispute about the validity, interpretation, or effect of this
Agreement, or alleged violations of it, and further including any and all claims arising out of any alleged discrimination, harassment, or retaliation, including, but not limited to, those covered by the California Fair Employment and Housing Act (or similar state statute), the 1964 Civil Rights Act, 42 U.S.C.
Section 2000e et seq., the Age Discrimination in Employment Act, and the
Americans With Disabilities Act.

         (b) Injunctive Relief. Notwithstanding Paragraph 9(a), due to the
irreparable harm that would result from certain actual or threatened violations of this Agreement, where either party is seeking only injunctive relief (e.g., a temporary restraining order, temporary injunction or permanent injunction), such party may file suit or bring an application for such injunctive relief in any federal or state court of competent jurisdiction without violating this
Agreement and such suit for injunctive relief will not be considered an
Arbitrable Dispute.

         (c) The Arbitration. Arbitration will take place in Orlando, Florida before a single experienced employment arbitrator licensed to practice law in
Florida and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. At the conclusion of the arbitration, the arbitrator shall issue a written ruling setting forth the essential findings of fact and conclusions of law on which the arbitration award is based.

         (d) Fees and Expenses. Each party will pay the fees of their respective attorneys, the expenses of their witnesses, cost of any record

                                                                          Page 8

or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court, but all costs of the arbitration which would not be incurred by the parties if the dispute were litigated in court, including the fees of the arbitrator and any arbitration association administrative fees, will be paid by the Company.

         (e) Exclusive Forum. Arbitration in this manner will be the exclusive forum for any Arbitrable Dispute. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this
Paragraph, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

         10. Miscellaneous. No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Florida without regard to its conflicts of law principles. This
Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you.

         11. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

         13. Entire Agreement. This Agreement sets forth the entire understanding between us; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior employment agreements, understandings and obligations (whether written, oral, express or implied) between us, if any, are terminated as of the commencement date of the Term and are superseded by this
Agreement.

                                                     Very truly yours,

                                                     UNIVERSAL STUDIOS, INC.

                                                     By:  /s/ Kenneth Kahrs
                                                        -------------------
                                                          Name :
                                                          Title:

ACCEPTED AND AGREED:

/s/ Wyman Roberts
-----------------
WYMAN ROBERTS

                                                                          Page 9

                                                     April 2, 2003

Mr. Wyman T. Roberts
Vivendi Universal Entertainment LLLP
1000 Universal Studios Plaza
Orlando, FL 32819

Dear Mr. Roberts:

         Reference is made to the employment agreement between you and Universal
Studios, Inc. ("Universal"), as assumed by Vivendi Universal Entertainment LLLP
("VUE") dated as of January 23, 2001, as amended as of October 11, 2001 (the
"Employment Agreement"), pursuant to which you have been employed in an executive capacity. VUE hereby exercises its option to extend the term of the
Employment Agreement for two (2) years, commencing January 23, 2004 and continuing through and including January 22, 2006. All references to either the
Company or Universal in the Employment Agreement shall hereinafter refer to VUE.

         Please acknowledge receipt of this notice by signing the attached copy and returning it to VUE. The original is for your records.

                                                       Very truly yours,

                                                       VIVENDI UNIVERSAL
                                                         ENTERTAINMENT LLLP

                                                       By /s/ Crystal E. Wright
                                                          ---------------------

RECEIPT ACKNOWLEDGED:

/s/ Wyman T. Roberts
--------------------
WYMAN T. ROBERTS

--------------------------
Date

Note:  Option to be delivered to executive by July 25, 2003.